Exhibit 99.1

Toppoint Holdings Inc. Comments on Unusual Trading Activity

NORTH WALES, PA, June 02, 2026 (GLOBE NEWSWIRE) -- Toppoint Holdings Inc. (“Toppoint”) (NYSE American: TOPP), a truckload services and solutions provider focused on the recycling export supply chain, today issued the following statement pursuant to Section 401(d) of the NYSE American Company Guide and at the request of the NYSE American, in connection with its unusual trading activity in the Company’s common stock from May 27, 2026 through the pre-core trading session on May 29, 2026:

The Company has conducted internal review and inquiries and confirms that it is not aware of any material, undisclosed corporate developments that would account for the unusual trading activity observed from May 27, 2026 through the pre-core trading session on May 29, 2026.

Toppoint will continue to monitor trading activity and will comply with its disclosure obligations under applicable law and NYSE American listing standards. Investors are encouraged to rely only on Toppoint’s official press releases and filings with the U.S. Securities and Exchange Commission for accurate and up-to-date information.

About Toppoint Holdings Inc.

Toppoint Holdings Inc. (NYSE American: TOPP) is a truckload services and solutions provider focused on the recycling export supply chain. The Company is a key player in the New Jersey and Pennsylvania regional trucking market for waste paper, scrap metal, and wooden logs, serving major ports in Newark, NJ and Philadelphia, PA. Toppoint also provides import transportation services and has recently expanded into markets including Houston, Texas. The Company is incorporated in Nevada and headquartered in North Wales, Pennsylvania.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements regarding the Company’s plans, expectations, and financial outlook. Actual results may differ materially from those anticipated due to factors including changes in market conditions, tariff and regulatory developments, port congestion, competitive dynamics, the Company’s ability to collect on outstanding loan receivables, liquidity constraints, and other risks described in the Company’s filings with the Securities and Exchange Commission. Toppoint undertakes no obligation to update or revise any forward-looking statements.

Investor Relations Contact

Toppoint Holdings Inc.

1250 Kenas Road, North Wales, PA 19454

Phone: 551-866-1320

Email: Investors@toppointtrucking.com

NYSE American: TOPP